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                                                             EXHIBIT (7)(C)(II)

9.  INDEMNIFICATION.

         (a) THIRD PARTY ACTIONS. The corporation shall, to the fullest extent permitted by law, indemnify each past, present and future Director elected by the stockholders (including persons elected by Directors to fill vacancies in the Board of Directors) and each past, present and future officer elected by the Board of Directors who is made a party to any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of his having served as Director or officer, against costs, expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith in the reasonable belief that the action taken or omitted was in the best interests of the corporation or, to the extend that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such plan, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Nothing herein contained is intended to, or shall, prevent a settlement by the corporation prior to final adjudication under this By-Law, against the corporation when such settlement appears to be in the interest of the corporation.

         (b) DERIVATIVE ACTIONS. The corporation shall, to the fullest extent permitted by law, indemnify each past, present and future Director elected by the stockholders (including persons elected by Directors to fill vacancies in the Board of Directors) and each past, present and future officer elected by the Board of Directors who is made a party to any threatened or pending action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of having served as Director or officer, against costs and expenses (including attorneys' fees) actually and reasonable incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith in the reasonable belief that the action taken or omitted was in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for misconduct in the performance of his duty to the corporation or as to which he shall have been adjudged to be in violation of federal or state securities laws and regulations.

         (c) DETERMINATION OF PROPER INDEMNIFICATION. Any indemnification under subsections (a) or (b) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the Director or officer has met the applicable standards of conduct set forth in subsections (a) or (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties defendant to the action, suit or proceeding or
(2) if such a quorum is not obtainable, by a majority vote of stockholders who were not, as Directors or officer, parties defendant to the action, suit or proceeding. No Director or officer of the corporation shall be liable to anyone for making any determination as to the existence or absence of liability of the corporation hereunder or for making or refusing to make any payment hereunder in reliance upon advice of counsel.

         (d) ADVANCE PAYMENTS. Costs and expenses (including attorneys' fees) in


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defending any action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in subsection (c) upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount advanced unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Section, which undertaking may be accepted without reference to the financial ability of such person to make repayment.

         (e) ADDITIONAL RIGHTS. The indemnification provided by this Section shall not be exclusive of any other rights to which any Director, officer, employee or agent may be entitled and shall continue as to any person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Each such person shall, by reason of his continuing such service or accepting such election or employment, have the right to be reimbursed and indemnified by the corporation, as above set forth with the same force and effect as if the corporation, to induce him to continue so to serve or to accept such election or employment, specifically agreed in writing to reimburse and indemnify him in accordance with the foregoing provisions of this Section.

         (f) OFFICERS, EMPLOYEES AND AGENTS. The corporation may indemnify past, present and future officers who are not elected by the stockholders, employees and other agents of the corporation (including persons who serve at its request as Directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan) as authorized by the Board of Directors.

         (g) INSURANCE. The corporation may purchase and maintain insurance on behalf of any person, indemnified under Section 9 against any liability for which he would otherwise be entitled to indemnification by the corporation.